Exhibit 99.1

NEWS: U.S. PRECIOUS METALS, INC. (USPR.OB OTCBB) — Nov. 7, 2008

USPR Announces a 12% Increase in Proven Reserves and a 22% Increase in Probable Reserves From Their Southern Michoacan Mineral Concession; Lab Supervisor Hired

CELEBRATION, Florida, — November 7, 2008

U.S. Precious Metals, Inc. (OTC BB:USPR.OB - News) (“USPR”) CEO and Chairman of the Board, M. Jack Kugler, released assay data for selected intervals from drill hole number 10. The four mineralized zones intercepted are: first intercept — 10 feet of 0.200 opt gold, 1.71 opt silver, 1.63% copper; second intercept — 8 feet of 0.069 opt gold, 1.03 opt silver and 0.558% copper; third intercept — six feet of 0.027 opt gold O.54 opt silver and 0.178 % copper; and fourth intercept — 10 feet of 0.071 opt gold, 0.39 opt silver and 0.236% copper. This increases the proven reserve to 311,343 tons (a 12% increase) and the probable reserves to 942,559 tons (a 22% increase). Drill holes 11 and 14 are currently in progress.

To date, 3200 meters of tunnel boring of the 3750 meter contract with Micro Tunnels has been completed. This first phase of drilling has been designed to confirm the drilling result originally completed by Mount Isa Mines (MIM) in 1997-98. Mr. Kugler said today that USPR has now confirmed those results and, in the process, discovered additional reserves. The second phase of drilling will be directed at exploring areas that have been targeted by the geology staff based on surface assays and field mapping.

The La Sabila project was originally discovered in 1995 by Esperanza Del Oro. MIM, which is part of the international mining company, Xstrata Mining Company, evaluated and completed some drilling on the property in 1997-98. Geologist, Dr. Gerald Harper, completed a NI43-101 on the surface geology and the oxide mineralization in 2003. Michael Floersch, CEO of Applied Minerals, a “Qualified Person,” recently completed a preliminary NI43-101 on the ore reserves, the result of the drilling campaign completed thus far by USPR. Mr. Floersch has followed the drilling program since February, initiated the “chain of custody” procedure for the core from the drill site to the assayer in Kellogg, Idaho, worked closely with the geology staff in drill hole strategy, observed core logging and processing procedures and maintained a close working relationship with all parties to ensure quality control in the drilling campaign.

In other USPR news, the general construction of the metallurgical and chemistry laboratory has been completed. Mr. Carlos Becerra has been hired to oversee the assay and metallurgical laboratory. Mr. Becerra has approximately 20 years of experience in the Mexican mining industry and has worked at several large mining projects during his career. These mining projects include Santa Gertrudis, Las Animas, Cerro Dolores and El Chanate. In addition, Mr. Becerra will be responsible for the project’s compliance with the environmental permitting requirements under Mexican law. Mr. Becerra is a welcome addition to the USPR’s technical staff.

About U.S. Precious Metals

U.S. Precious Metals, Inc. is a gold exploration company operating in Mexico through its wholly owned Mexican subsidiary, U.S. Precious Metals de Mexico. U.S. Precious Metal’s common stock is quoted on the OTC Bulletin Board under the symbol “USPR.”

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “plan,” “intend” and “expect” and similar expressions, as they relate to U.S. Precious Metals, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company’s Registration Statement on Form SB-2, as amended, and its Annual Report on Form 10-KSB, as amended, for the year ended May 31, 2007. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect.

SOURCE: U.S. Precious Metals, Inc.

CONTACT: U.S. Precious Metals, Inc.
Jack Kugler, Chairman of the Board/CEO (407) 566-9310
          http://www.usprgold.com